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                                                                     EXHIBIT 4.4


                          CERTIFICATE OF DOMESTICATION
                                       OF
                          OPTIMA PETROLEUM CORPORATION


         The undersigned, Ronald P. Bourgeois, Secretary and Chief Financial Officer of Optima Petroleum Corporation (the "Corporation"), a corporation organized and existing under the laws of Canada, in accordance with the provisions of Section 388 of Title 8 of the Delaware Code, does hereby certify as follows:

         FIRST: The Corporation was first formed on April 11, 1983, in British Columbia, Canada, and was continued as a federal Canadian corporation on June 14, 1994.

         SECOND: The name of the Corporation immediately prior to the filing of this Certificate of Domestication was Optima Petroleum Corporation.

         THIRD: The name of the Corporation under which it is filing a Certificate of Incorporation is PetroQuest Energy, Inc.

         FOURTH: The jurisdiction that constituted the seat, siege social, principal place of business or central administration for the corporation immediately prior to the filing of this Certificate of Domestication was Vancouver, B.C., Canada.

         FIFTH: A Certificate of Incorporation of PetroQuest Energy, Inc. is being filed contemporaneously with this Certificate of Domestication.

         IN WITNESS WHEREOF, I being the Secretary and Treasurer of the Corporation, and being duly authorized to sign this Certificate of Domestication on behalf of the Corporation have made, signed and sealed this Certificate of Domestication on this 21st day of August, 1998.

                                         OPTIMA PETROLEUM CORPORATION


                                         By:  /s/ Ronald P. Bourgeois
                                           -------------------------------------
                                              Ronald P. Bourgeois, Secretary and
                                              Chief Financial Officer